CLICK HERE FOR A PRINTER-FRIENDLY VERSION OF THIS EXHIBIT

EXHIBIT 4.3

Exhibit B

DATE:                                    June 13, 2007

TO:                                         Citibank, N.A., not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the WaMu Asset-Backed Certificates, WaMu Series 2007-HE4 Trust

388 Greenwich Street, 14th Floor
New York, NY 10013
Ref: WAMU 07-HE4

ATTENTION:                        Agency and Trust

TELEPHONE:                       949-250-6464

FACSIMILE:                         949-250-6450

FROM:                                   Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E144BB, England

TELEPHONE:                       44-20-777-36810

FACSIMILE:                        44-20-777-36461

SUBJECT:                              Interest Rate Swap

REFERENCE NUMBER:     1789071B

The purpose of this long-form confirmation (“Long-form Confirmation”) is to confirm the terms and conditions of the current Transaction entered into on the Trade Date specified below (the “Transaction”) between Barclays Bank PLC (“Party A”) and Citibank, N.A., not individually, but solely as supplemental interest trust trustee (the “Supplemental Interest Trust Trustee”) on behalf of the supplemental interest trust with respect to the WaMu Asset-Backed Certificates, WaMu Series 2007-HE4 Trust (the “Supplemental Interest Trust”) (“Party B”) created under the Pooling and Servicing Agreement, dated as of June 1, 2007, among WaMu Asset Acceptance Corp, as Depositor, Washington Mutual Bank, as Seller and Servicer, Citibank, N.A, as Trustee, and Christiana Bank & Trust Company, as Delaware Trustee (the “Pooling and Servicing Agreement”).  This Long-form Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof.  Item 2 of this Long-form Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement (defined below); Item 3 of this Long-form Confirmation constitutes a “Schedule” as referred to in the ISDA Master Agreement; and Annex A hereto constitutes Paragraph 13 of a Credit Support Annex to the Schedule.

Item 1.    The Confirmation set forth at Item 2 hereof shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the “ISDA Master Agreement”), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 3 of this Long-form Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the “Credit Support Annex”).  For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement.

Item 2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:                                           Interest Rate Swap

Notional Amount:                                                With respect to any Calculation Period, the amount set forth for such Calculation Period on Schedule I attached hereto.

Trade Date:                                                           June 13, 2007

Effective Date:                                                      July 25, 2007

Termination Date:                                                June 25, 2012, subject to No Adjustment

Fixed Amounts:

Fixed Rate Payer:                                  Party B

Fixed Rate Payer

Period End Dates:                                The 25th calendar day of each month during the Term of this Transaction, commencing August 25, 2007, and ending on the Termination Date, subject to No Adjustment.

Fixed Rate Payer

Payment Dates:                                    The 25th calendar day of each month during the Term of this Transaction, commencing August 25, 2007, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Fixed Rate:                                             5.130%

Fixed Rate Day

Count Fraction:                                    30/360

Floating Amounts:

Floating Rate Payer:                            Party A

Floating Rate Payer

Period End Dates:                                The 25th calendar day of each month during the Term of this Transaction, commencing August 25, 2007, and ending on the Termination Date, subject to No Adjustment.

Floating Rate Payer

Payment Dates:                                    The 25th calendar day of each month during the Term of this Transaction, commencing August 25, 2007, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Option:                          USD-LIBOR-BBA

Designated Maturity:                          One month

Floating Rate Day

Count Fraction:                                    30/360

Reset Dates:                                          The first day of each Calculation Period.

Compounding:                                      Inapplicable

Business Days:                                    New York

Business Day Convention:                Following

Item 3.    Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1.    Termination Provisions.

For the purposes of this Agreement:-

(a)           “Specified Entity” will not apply to Party A or Party B for any purpose.

(b)           “Specified Transaction” will have the meaning specified in Section 14.

(c)           Events of Default.

The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

(i)                   The “Failure to Pay or Deliver” provisions of Section 5(a)(i) will apply to Party A and will apply to Party B; provided, however, that notwithstanding anything to the contrary in Section 5(a)(i), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(i) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(ii)                 The “Breach of Agreement” provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B; provided, however, that notwithstanding anything to the contrary in Section 5(a)(ii), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(ii) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(iii)                The “Credit Support Default” provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex; provided, however, that notwithstanding anything to the contrary in Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(iv)               The “Misrepresentation” provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

(v)                 The “Default under Specified Transaction” provisions of Section 5(a)(v) will not apply to Party A and will not apply to Party B.

(vi)               The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B.  For purposes of Section 5(a)(vi), solely with respect to Party A:

“Specified Indebtedness” will have the meaning specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of Party A’s banking business.

“Threshold Amount” means with respect to Party A an amount equal to three percent (3%) of the shareholders’ equity of Party A or, if applicable, a guarantor under an Eligible Guarantee with credit ratings at least equal to the S&P Required Ratings Threshold and the Moody’s Second Trigger Threshold (as shown in the most recent annual audited financial statements of such entity determined in accordance with generally accepted accounting principles).

(vii)              The “Bankruptcy” provisions of Section 5(a)(vii) will apply to Party A and will apply to Party B; provided, however, that, for purposes of applying Section 5(a)(vii) to Party B: (A) Section 5(a)(vii)(2) shall not apply, (B) Section 5(a)(vii)(3) shall not apply to any assignment, arrangement or composition that is effected by or pursuant to the Pooling and Servicing Agreement, (C) Section 5(a)(vii)(4) shall not apply to a proceeding instituted, or a petition presented, by Party A or any of its Affiliates (for purposes of Section 5(a)(vii)(4), Affiliate shall have the meaning set forth in Section 14, notwithstanding anything to the contrary in this Agreement), (D) Section 5(a)(vii)(6) shall not apply to any appointment that is effected by or pursuant to the Pooling and Servicing Agreement, or any appointment to which Party B has not yet become subject; (E) Section 5(a)(vii) (7) shall not apply; (F) Section 5(a)(vii)(8) shall apply only to the extent of any event which has an effect analogous to any of the events specified in clauses (1), (3), (4), (5) or (6) of Section 5(a)(vii), in each case as modified in this Part 1(c)(vii), and (G) Section 5(a)(vii)(9) shall not apply.

(viii)            The “Merger Without Assumption” provisions of Section 5(a)(viii) will apply to Party A and will  not apply to Party B.

(d)           Termination Events.

The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to “Illegality” the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement.

(i)            The “Illegality” provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

(ii)           The “Tax Event” provisions of Section 5(b)(ii) will apply to Party A except that, for purposes of the application of Section 5(b)(ii) to Party A, Section 5(b)(ii) is hereby amended by deleting the words “(x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y)”, and the “Tax Event” provisions of Section 5(b)(ii) will apply to Party B.

(iii)          The “Tax Event Upon Merger” provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

(iv)          The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e)           The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)            Payments on Early Termination.  For the purpose of Section 6(e) of this Agreement:

(i)                   Market Quotation will apply, provided, however, that, notwithstanding anything to the contrary in this Agreement, if an Early Termination Date has been designated as a result of a Derivative Provider Trigger Event, the following provisions will apply:

(A)          The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction, and (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included.

(B)           The definition of Settlement Amount shall be deleted in its entirety and replaced with the following:

“Settlement Amount”means, with respect to any Early Termination Date, an amount (as determined by Party B) equal to:

(a)           if, on or prior to such Early Termination Date, a Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding, the Termination Currency Equivalent of the amount (whether positive or negative) of such Market Quotation;

(b)           if, on such Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations from Approved Replacements have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, (I) a Market Quotation expressed as a negative number is lower than a Market Quotation expressed as a positive number and (II) the lower of two Market Quotations expressed as negative numbers is the one with the largest absolute value); or

(c)           if, on such Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotation from an Approved Replacement has been communicated to Party B and remains capable of becoming legally binding upon acceptance by Party B, Party B’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for the relevant Terminated Transaction or group of Terminated Transactions.”

(C)           Party A may obtain Market Quotations, and if Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Early Termination Date.

(D)          If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

“(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted against any amount payable by Party B under the immediately preceding clause (I).”

(E)           At any time on or before the Early Termination Date at which two or more Market Quotations from Approved Replacements have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, (I) a Market Quotation expressed as a negative number is lower than a Market Quotation expressed as a positive number and (II) the lower of two Market Quotations expressed as negative numbers is the one with the largest absolute value).

(F)           In determining whether or not a Firm Offer satisfies clause (B)(y) of the definition of Replacement Transaction and whether or not a transfer satisfies clause (e)(B)(y) of the definition of Permitted Transfer, Party B shall act in a commercially reasonable manner.

(ii)                 The Second Method will apply.

(g)           “Termination Currency” means USD.

(h)           Additional Termination Events.  Additional Termination Events will apply as provided in Part 5(c).

Part 2.    Tax Matters.

(a)           Tax Representations.

(i)            Payer Representations.  For the purpose of Section 3(e) of this Agreement:

(A)          Party A makes the following representation(s):

None.

(B)           Party B makes the following representation(s):

None.

(ii)           Payee Representations.  For the purpose of Section 3(f) of this Agreement:

(A)          Party A makes the following representation(s):

None.

(B)           Party B makes the following representation(s):

None.

(b)           Tax Provisions.

(i)            Indemnifiable Tax.  Notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, all Taxes in relation to payments by Party A shall be Indemnifiable Taxes unless (i) such Taxes are assessed directly against Party B and not by deduction or withholding by Party A or (ii) arise as a result of a Change in Tax Law (in which case such Tax shall be an Indemnifiable Tax only if such Tax satisfies the definition of Indemnifiable Tax provided in Section 14).  In relation to payments by Party B, no Tax shall be an Indemnifiable Tax, and Section 2(d)(i)(4) shall not apply to Party B as X, and Section 2(d)(ii) shall not apply to Party B as Y, in each case such that Party B shall not be required to pay any additional amounts referred to therein.

Part 3.    Agreement to Deliver Documents.

 (a)          For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
Party A

A properly completed and executed United States Internal Revenue Service Form W-8BEN and 8ECI (or any successor thereto) with respect to any payments received or to be received by Party A that eliminates U.S. federal withholding and backup withholding Tax on payments to Party A under this Agreement.

(i) upon execution of this Agreement, (ii) on or before the first payment date under this Agreement, including any Credit Support Document, (iii) promptly upon the reasonable demand by Party B, (iv) prior to the expiration or obsolescence of any previously delivered form, and (v) promptly upon the information on any such previously delivered form becoming inaccurate or incorrect.

Party B

(i) Upon execution of this Agreement, an original properly completed and executed United States Internal Revenue Service Form W-9 (or any successor thereto) with respect to any payments received or to be received by the initial beneficial owner of payments to Party B under this Agreement, and (ii) thereafter,  the appropriate tax certification form (i.e., IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto)) with respect to any payments received or to be received by the beneficial owner of payments to Party B under this Agreement from time to time.

(i) upon execution of this Agreement, (ii) on or before the first payment date under this Agreement, including any Credit Support Document, (iii) in the case of a tax certification form other than a Form W-9, before December 31 of each third succeeding calendar year, (iv) promptly upon the reasonable demand by Party A, (v) prior to the expiration or obsolescence of any previously delivered form, and (vi) promptly upon the information on any such previously delivered form becoming inaccurate or incorrect.

(b)           For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B

Any documents reasonably required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver the Agreement, each Confirmation, and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under the Agreement, each Confirmation and any Credit Support Document, as the case may be

		Upon the execution and delivery of this Agreement	Yes
Party A and Party B

A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing the Agreement, each  Confirmation, and any relevant Credit Support Document, as the case may be

		Upon the execution and delivery of this Agreement	Yes
Party A

Annual Report of Party A containing consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which Party A is organized

		Promptly upon request after becoming publicly available	Yes
Party A	An opinion of counsel to Party A reasonably acceptable to Party B	Upon the execution and delivery of this Agreement	No
Party B	An opinion of counsel to Party B reasonably acceptable to Party A	Upon the execution and delivery of this Agreement	No
Party B	An executed copy of the Pooling and Servicing Agreement	Promptly following finalization thereof	No

Part 4.  Miscellaneous.

(a)           Address for Notices:  For the purposes of Section 12(a) of this Agreement:

                Address for notices or communications to Party A:

Address:                5 The North Colonnade

Canary Wharf

London  E144BB, England

Attention:              Swaps Documentation

Facsimile No.:       44-20-777-36461

Telephone No.:     44-20-777-36810

(For all purposes)

                Address for notices or communications to Party B:

Address:                                Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, NY 10013

Ref: WAMU 07-HE4

Attention:                              Agency and Trust

                Facsimile:                               949-250-6450

                Phone:                                    949-250-6464

(For all purposes)

(b)           Process Agent.  For the purpose of Section 13(c):

Party A appoints as its Process Agent:  Not applicable.

Party B appoints as its Process Agent:  Not applicable.

(c)           Offices.  The provisions of Section 10(a) will apply to this Agreement.

(d)           Multibranch Party.  For the purpose of Section 10(c) of this Agreement:

                Party A is not a Multibranch Party.

                Party B is not a Multibranch Party.

(e)           Calculation Agent.  The Calculation Agent is Party A; provided, however, that if an Event of Default shall have occurred with respect to Party A, Party B shall have the right to appoint as Calculation Agent a financial institution which would qualify as a Reference Market-maker, reasonably acceptable to Party A, the cost for which shall be borne by Party A.

(f)            Credit Support Document.

Party A:                 The Credit Support Annex, and any guarantee in support of Party A’s obligations under this Agreement.

Party B:                  The Credit Support Annex, solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.

(g)           Credit Support Provider.

Party A:                 The guarantor under any guarantee in support of Party A’s obligations under this Agreement.

Party B:                  None.

(h)           Governing Law.  The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole (including any claim or controversy arising out of or relating to this Agreement), without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)            Netting of Payments.  Subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j)            Affiliate.  “Affiliate” shall have the meaning assigned thereto in Section 14; provided, however, that Party B shall be deemed to have no Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii).

Part 5.    Other Provisions.

(a)           Definitions.  Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the “Definitions”), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof.  The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement, and (ii) references to a “Transaction” in this Agreement shall be deemed references to a “Swap Transaction” for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Pooling and Servicing Agreement.

Each reference herein to a “Section” (unless specifically referencing the Pooling and Servicing Agreement) or to a “Section” “of this Agreement” will be construed as a reference to a Section of the ISDA Master Agreement; each herein reference to a “Part” will be construed as a reference to the Schedule to the ISDA Master Agreement; each reference herein to a “Paragraph” will be construed as a reference to a Paragraph of the Credit Support Annex.

(b)           Amendments to ISDA Master Agreement.

(i)            Single Agreement.  Section 1(c) is hereby amended by the adding the words “including, for the avoidance of doubt, the Credit Support Annex”  after the words “Master Agreement”.

(ii)           Conditions Precedent.        Section 2(a)(iii) is hereby amended by adding the following at the end thereof:

Notwithstanding anything to the contrary in Section 2(a)(iii)(1), if an Event of Default with respect to Party B or Potential Event of Default with respect to Party B has occurred and been continuing for more than 30 Local Business Days and no Early Termination Date in respect of the Affected Transactions has occurred or been effectively designated by Party A, the obligations of Party A under Section 2(a)(i) shall cease to be subject to the condition precedent set forth in Section 2(a)(iii)(1) with respect to such specific occurrence of such Event of Default or such Potential Event of Default (the “Specific Event”); provided, however, for the avoidance of doubt, the obligations of Party A under Section 2(a)(i) shall be subject to the condition precedent set forth in Section 2(a)(iii)(1) (subject to the foregoing) with respect to any subsequent occurrence of the same Event of Default with respect to Party B or Potential Event of Default with respect to Party B after the Specific Event has ceased to be continuing and with respect to any occurrence of any other Event of Default with respect to Party B or Potential Event of Default with respect to Party B that occurs subsequent to the Specific Event.

(iii)          Change of Account.  Section 2(b) is hereby amended by the addition of the following after the word “delivery” in the first line thereof:  “to another account in the same legal and tax jurisdiction as the original account”.

(iv)          Representations.  Section 3 is hereby amended by adding at the end thereof the following subsection (g):

“(g)         Relationship Between Parties.

(1)           Non-Reliance.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction.  No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(2)           Assessment and Understanding.  (i) It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) and understands and accepts, the terms, conditions and risks of that Transaction.  It is also capable of assuming, and assumes, the risks of that Transaction

(3)           Purpose.  It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4)           Status of Parties.  The other party is not acting as fiduciary for or advisor to it in respect of the Transaction.

(5)           Eligible Contract Participant.  It is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.”

(v)           Transfer to Avoid Termination Event.  Section 6(b)(ii) is hereby amended (i) by deleting the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party,” and the words “, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed”and (ii) by deleting the words “to transfer” and inserting the words “to effect a Permitted Transfer” in lieu thereof.

(vi)          Jurisdiction.  Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-”, (ii) deleting “; and” from the end of subparagraph (i) and inserting “.” in lieu thereof, and (iii) deleting the final paragraph thereof.

(vii)         Local Business Day.  The definition of Local Business Day in Section 14 is hereby amended by the addition of the words “or any Credit Support Document” after “Section 2(a)(i)” and the addition of the words “or Credit Support Document” after “Confirmation”.

(c)           Additional Termination Events.  The following Additional Termination Events will apply:

(i)                   Failure to Post Collateral.  If Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex and such failure has not given rise to an Event of Default under Section 5(a)(i) or Section 5(a)(iii), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(ii)                 Second Rating Trigger Replacement.  The occurrence of any event described in this Part 5(c)(ii) shall constitute an Additional Termination Event with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(A)          A Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, and at least one Eligible Replacement has made a Firm Offer that would, assuming the occurrence of an Early Termination Date, qualify as a Market Quotation (on the basis that Part 1(f)(i)(A) applies) and which remains capable of becoming legally binding upon acceptance.

(B)           An S&P Required Ratings Downgrade Event has occurred and is continuing and at least 60 calendar days have elapsed since such S&P Required Ratings Downgrade Event first occurred.

(iii)          Amendment of Pooling and Servicing Agreement.  If, without the prior written consent of Party A where such consent is required under the Pooling and Servicing Agreement (such consent not to be unreasonably withheld, conditioned or delayed), an amendment is made to the Pooling and Servicing Agreement which amendment could reasonably be expected to have a material adverse effect on the interests of Party A (excluding, for the avoidance of doubt, any amendment to the Pooling and Servicing Agreement that is entered into solely for the purpose of appointing a successor servicer, administrator, trustee or other service provider) under this Agreement, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.

(iv)          Optional Termination of Securitization.  An Additional Termination Event shall occur upon the notice to Certificateholders of an Optional Termination becoming unrescindable in accordance with Article IX of the Pooling and Servicing Agreement (such notice, the “Optional Termination Notice”).  With respect to such Additional Termination Event: (A) Party B shall be the sole Affected Party; (B) notwithstanding anything to the contrary in Section 6(b)(iv) or Section 6(c)(i), the final Distribution Date specified in the Optional Termination Notice is hereby designated as the Early Termination Date for this Additional Termination Event in respect of all Affected Transactions; (C) Section 2(a)(iii)(2) shall not be applicable to any Affected Transaction in connection with the Early Termination Date resulting from this Additional Termination Event; notwithstanding anything to the contrary in Section 6(c)(ii), payments and deliveries under Section 2(a)(i) or Section 2(e) in respect of the Terminated Transactions resulting from this Additional Termination Event will be required to be made through and including the Early Termination Date designated as a result of this Additional Termination Event; provided, for the avoidance of doubt, that any such payments or deliveries that are made on or prior to such Early Termination Date will not be treated as Unpaid Amounts in determining the amount payable in respect of such Early Termination Date; (D) notwithstanding anything to the contrary in Section 6(d)(i), (I) if, no later than 4:00 pm New York City time on the day that is four Business Days prior to the final Distribution Date specified in the Optional Termination Notice, the Trustee requests the amount of the Estimated Swap Termination Payment, Party A shall provide to the Trustee in writing (which may be done in electronic format) the amount of the Estimated Swap Termination Payment no later than 2:00 pm New York City time on the following Business Day and (II) if the Trustee provides written notice (which may be done in electronic format) to Party A no later than two Business Days prior to the final Distribution Date specified in the Optional Termination Notice that all requirements of the Optional Termination have been met, then Party A shall, no later than one Business Day prior to the final Distribution Date specified in the Optional Termination Notice, make the calculations contemplated by Section 6(e) of the ISDA Master Agreement (as amended herein) and provide to the Trustee in writing (which may be done in electronic format) the amount payable by either Party B or Party A in respect of the related Early Termination Date in connection with this Additional Termination Event; provided, however, that the amount payable by Party B, if any, in respect of the related Early Termination Date shall be the lesser of (x) the amount calculated to be due from Party B pursuant to Section 6(e) and (y) the Estimated Swap Termination Payment; and (E) notwithstanding anything to the contrary in this Agreement, any amount due from Party B to Party A in respect of this Additional Termination Event will be payable on the final Distribution Date specified  in the Optional Termination Notice and any amount due from Party A to Party B in respect of this Additional Termination Event will be payable one Business Day prior to the final Distribution Date specified  in the Optional Termination Notice.

The Trustee shall be an express third party beneficiary of this Agreement as if a party hereto to the extent of the Trustee’s rights specified herein.

(d)           Required Ratings Downgrade Event.  If a Required Ratings Downgrade Event has occurred and is continuing, then Party A shall, at its own expense, use commercially reasonable efforts to, as soon as reasonably practicable, either (A) effect a Permitted Transfer or (B) procure an Eligible Guarantee by a guarantor with credit ratings at least equal to the S&P Required Ratings Threshold and the Moody’s Second Trigger Threshold.

(e)           Compliance with Regulation AB.  Party A and Party B hereby agree that the terms of the Indemnification and Disclosure Agreement, dated June 13, 2007 (the “Indemnification and Disclosure Agreement”), between Washington Mutual Bank and Barclays Bank PLC shall be incorporated by reference into this Agreement and Party B shall be an express third party beneficiary of the Indemnification and Disclosure Agreement.  A copy of the Indemnification and Disclosure Agreement is annexed hereto at Annex B.

(f)            Transfers.

(i)            Section 7 is hereby amended to read in its entirety as follows:

“Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party unless (a) the prior written consent of the other party is obtained and (b) the Rating Agency Condition has been satisfied with respect to S&P, except that:

(a)           Party A may make a Permitted Transfer (1) pursuant to Section 6(b)(ii), or the Indemnification and Disclosure Agreement, (2) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement), or (3) at any time at which no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold;

(b)           Party B may transfer its rights and obligations hereunder in connection with a transfer pursuant to Section 8.09 of the Pooling and Servicing Agreement; and

(c)           a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

(ii)           If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A’s written request and at Party A’s expense, take any reasonable steps required to be taken by Party B to effect such transfer.

(g)           Non-Recourse.  Party A acknowledges and agrees that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Supplemental Interest Trust and the proceeds thereof, in accordance with the priority of payments and other terms of the Pooling and Servicing Agreement and that Party A will not have any recourse to any of the directors, officers, agents, employees, shareholders or affiliates of the Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Supplemental Interest Trust and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of the account held by the Supplemental Interest Trust and the proceeds thereof, any claims against or obligations of Party B under the ISDA Master Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive.  The Supplemental Interest Trust Trustee shall not have liability for any failure or delay in making a payment hereunder to Party A due to any failure or delay in receiving amounts in the account held by the Supplemental Interest Trust from the Trust created pursuant to the Pooling and Servicing Agreement.  This provision will survive the termination of this Agreement.

(h)           Timing of Payments by Party B upon Early Termination.  Notwithstanding anything to the contrary in Section 6(d)(ii), to the extent that all or a portion (in either case, the “Unfunded Amount”) of any amount that is calculated as being due in respect of any Early Termination Date under Section 6(e) from Party B to Party A will be paid by Party B from amounts other than any upfront payment paid to Party B by an Eligible Replacement that has entered into a Replacement Transaction with Party B, then such Unfunded Amount shall be due on the next subsequent Distribution Date following the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii), and on any subsequent Distribution Dates until paid in full (or if such Early Termination Date is the final Distribution Date, on such final Distribution Date); provided, however, that if the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii) is a Distribution Date, such payment will be payable on such Distribution Date.  For the avoidance of doubt, interest on any payment due in respect of an Early Termination Date under Section 6(e) will in all events accrue interest from (and including) such Early Termination Date to (but excluding) the date on which the relevant payment is made.

(i)            Rating Agency Notifications.  Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Rating Agency has been provided prior written notice of such designation or transfer.

(j)            No Set-off.  Except as expressly provided for in Section 2(c), Section 6 or Part 1(f)(i)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements.  Section 6(e) shall be amended by deleting the following sentence: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.”.

(k)           Amendment.  Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless each of the Rating Agencies has been provided prior written notice of the same and the Rating Agency Condition is satisfied with respect to S&P.

(l)            Notice of Certain Events or Circumstances.  Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(l) shall not constitute an Event of Default or a Termination Event.

(m)          Proceedings.  No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B, the Supplemental Interest Trust, or the trust formed pursuant to the Pooling and Servicing Agreement, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes; provided, however, that nothing will preclude, or be deemed to stop, Party A (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (A) any case or proceeding voluntarily filed or commenced by Party B or (B) any involuntary insolvency proceeding commenced by a Person other than Party A, or (ii) from commencing against Party B or any of the collateral any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding.  This provision will survive the termination of this Agreement.

(n)           Supplemental Interest Trust Trustee Liability Limitations.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Citibank, N.A. (“Citi”) not in its individual capacity, but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and invested in it thereunder; (b) Citi has been directed pursuant to the Pooling and Servicing Agreement to enter into this Agreement and to perform its obligations hereunder; (c) each of the representations, warranties, covenants, undertakings and agreements herein made on behalf of the Supplemental Interest Trust is made and intended not as a personal representation of Citi but is made and intended for the purpose of binding only the Supplemental Interest Trust; (d) nothing herein contained shall be construed as creating any liability on Citi, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any person claiming by, through or under such parties; and (e) under no circumstances shall Citi in its individual capacity be personally liable for the payment of any indemnity, indebtedness, fees or expenses of the Supplement Interest Trust or any payments hereunder or for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement, as to all of which recourse shall be had solely to the assets of the Supplemental Interest Trust in accordance with the terms of the Pooling and Servicing Agreement.

(o)           Severability.  If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(p)           Agent for Party B.  Party A acknowledges that Party B has appointed the Supplemental Interest Trust Trustee as its agent under the Pooling and Servicing Agreement to carry out certain functions on behalf of Party B, and that the Supplemental Interest Trust Trustee shall be entitled to give notices and to perform and satisfy the obligations of Party B hereunder on behalf of Party B.

(q)           [Reserved.]

 (r)           Consent to Recording.  Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.  Each party agrees to provide such recording to the other party upon reasonable request.

(s)           Waiver of Jury Trial.  Each party waives any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(t)            Form of ISDA Master Agreement.  Party A and Party B hereby agree that the text of the body of the ISDA Master Agreement is intended to be the printed form of the ISDA Master Agreement (Multicurrency – Crossborder) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc.

(u)           Payment Instructions.  Party A hereby agrees that, unless notified in writing by Party B of other payment instructions, any and all amounts payable by Party A to Party B under this Agreement shall be paid to the account specified in Item 4 of this Long-form Confirmation, below.

(v)           Additional representations.

Party A represents to Party B on the date on which Party A enters into each Transaction under this Agreement that it is entering into the Agreement and the Transaction as principal and not as agent of any person.  The Supplemental Interest Trust Trustee represents to Party A on the date on which the Supplemental Interest Trust Trustee executes this Agreement that it is executing the Agreement in its individual capacity but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust.

(w)          Acknowledgements.

(i)            Substantial financial transactions.  Each party hereto is hereby advised and acknowledges as of the date hereof that the other party has engaged in (or refrained from engaging in) substantial financial transactions and has taken (or refrained from taking) other material actions in reliance upon the entry by the parties into the Transaction being entered into on the terms and conditions set forth herein and in the Pooling and Servicing Agreement relating to such Transaction, as applicable. This paragraph shall be deemed repeated on the trade date of each Transaction.

(ii)           Bankruptcy Code.  Subject to Part 5(m), without limiting the applicability if any, of any other provision of the U.S. Bankruptcy Code as amended (the “Bankruptcy Code”) (including without limitation Sections 362, 546, 556, and 560 thereof and the applicable definitions in Section 101 thereof), the parties acknowledge and agree that all Transactions entered into hereunder will constitute “forward contracts” or “swap agreements” as defined in Section 101 of the Bankruptcy Code or “commodity contracts” as defined in Section 761 of the Bankruptcy Code, that the rights of the parties under Section 6 of this Agreement will constitute contractual rights to liquidate Transactions, that any margin or collateral provided under any margin, collateral, security, pledge, or similar agreement related hereto will constitute a “margin payment” as defined in Section 101 of the Bankruptcy Code, and that the parties are entities entitled to the rights under, and protections afforded by, Sections 362, 546, 556, and 560 of the Bankruptcy Code.

(x)            Additional Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

“Approved Ratings Threshold” means each of the S&P Approved Ratings Threshold and the Moody’s First Trigger Ratings Threshold.

“Approved Replacement” means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), (c) and (d) of the definition of Permitted Transfer (as determined by Party B in its sole discretion, acting in a commercially reasonable manner) if such entity were a Transferee, as defined in the definition of Permitted Transfer.

“Derivative Provider Trigger Event” means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

“Eligible Guarantee” means an unconditional and irrevocable guarantee of all present and future obligations of Party A under this Agreement (or, solely for purposes of the definition of Eligible Replacement, all present and future obligations of such Eligible Replacement under this Agreement or its replacement, as applicable) which is provided by a guarantor as principal debtor rather than surety and which is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition with respect to S&P, and either (A) a law firm has given a legal opinion confirming that none of the guarantor’s payments to Party B under such guarantee will be subject to deduction or Tax collected by withholding and such opinion has been delivered to Moody’s, or (B) such guarantee provides that, in the event that any of such guarantor’s payments to Party B are subject to deduction or Tax collected by withholding, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any Tax collected by withholding) will equal the full amount Party B would have received had no such deduction or withholding been required, or (C) in the event that any payment under such guarantee is made net of deduction or withholding for Tax, Party A is required, under Section 2(a)(i), to make such additional payment as is necessary to ensure that the net amount actually received by Party B from the guarantor will equal the full amount Party B would have received had no such deduction or withholding been required.

“Eligible Replacement” means an entity (A) that lawfully could perform the obligations owing to Party B under this Agreement (or its replacement, as applicable), (B) (I) (x) which has credit ratings from S&P at least equal to the S&P Required Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from S&P at least equal to the S&P Required Ratings Threshold, in either case if S&P is a Rating Agency, and (II) (x) which has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold or (y) all present and future obligations of which entity owing to Party B under this Agreement (or its replacement, as applicable) are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold, in either case if Moody’s is a Rating Agency, and (C) that has executed an Indemnification and Disclosure Agreement with Washington Mutual Bank.

“Estimated Swap Termination Payment”means, with respect to an Early Termination Date, an amount determined by Party A in good faith and in a commercially reasonable manner as the maximum payment that could be owed by Party B to Party A in respect of such Early Termination Date pursuant to Section 6(e) of the ISDA Master Agreement, taking into account then current market conditions.

“Financial Institution” means a bank, broker/dealer, insurance company, structured investment company or derivative product company.

“Firm Offer”means a quotation from an Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s First Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A2” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-1”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A1”.

“Moody’s Second Trigger Downgrade Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold.

“Moody’s Second Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-2”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3”.

“Permitted Transfer” means a transfer by novation by Party A, pursuant to Section 6(b)(ii) or the Indemnification and Disclosure Agreement, or which is described in Sections 7(a)(2) or (3) (as amended herein), to a transferee (the “Transferee”) of Party A’s rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied: (a) the Transferee is an Eligible Replacement; (b) Party A and the Transferee are both “dealers in notional principal contracts” within the meaning of Treasury regulations section 1.1001-4; (c) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under Section 2(d)(i)(4); (d) an Event of Default or Termination Event would not occur as a result of such transfer; (e) the Transferee contracts with Party B pursuant to a written instrument (the “Transfer Agreement”) (A) (i) on terms which are effective to transfer to the Transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under the Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, and (ii) each Rating Agency has been given prior written notice of such transfer, or (B) (i) on terms that (x) have the effect of preserving for Party B the economic equivalent of all payment and delivery obligations (whether absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement immediately before such transfer and (y) are, in all material respects, no less beneficial for Party B than the terms of this Agreement immediately before such transfer, as determined by Party B, and (ii) Moody’s has been given prior written notice of such transfer and the Rating Agency Condition is satisfied with respect to S&P; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); and (g) such transfer otherwise complies with the terms of the Pooling and Servicing Agreement.

“Rating Agency Condition”means, with respect to any particular proposed act or omission to act hereunder and each Rating Agency specified in connection with such proposed act or omission, that the party proposing such act or failure to act must consult with each of the specified Rating Agencies and receive from each such Rating Agency prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes.

“Rating Agencies” mean, with respect to any date of determination, each of S&P and Moody’s, to the extent that each such rating agency is then providing a rating for any of the WaMu Asset-Backed Certificates, WaMu Series 2007-HE4 Trust (the “Certificates”) or any notes backed by any of the Certificates (the “Notes”).

“Relevant Entities” mean Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

“Replacement Transaction” means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (A) has terms which would be effective to transfer to a transferee all, but not less than all, of Party A’s rights, liabilities, duties and obligations under this Agreement and all relevant Transactions, which terms are identical to the terms of this Agreement, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details, save for the exclusion of provisions relating to Transactions that are not Terminated Transactions, or (B) (x) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, and (y) has terms which are, in all material respects, no less beneficial for Party B than those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions), as determined by Party B.

“Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold.

“Required Ratings Threshold” means each of the S&P Required Ratings Threshold and the Moody’s Second Trigger Ratings Threshold.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Approved Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

“S&P Required Ratings Downgrade Event”means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Required Ratings Threshold.

“S&P Required Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee, or an Eligible Replacement, (I) if such entity is a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-2” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “BBB+” from S&P, or (II) if such entity is not a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P.

[Remainder of this page intentionally left blank.]

Item 4.    Account Details and Settlement Information:

Payments to Party A:                          Correspondent: BARCLAYS BANK PLC NEW YORK

FEED: 026002574

Beneficiary: BARCLAYS SWAPS

Beneficiary Account: 050-01922-8

Payments to Party B:                           Citibank, N.A.

New York, NY 10005

ABA #021000089

Acct. Name: Structured Finance Incoming Wire Account

Acct. No. 3617-2242

Ref. WAMU 07-HE4 Supplemental Interest Account 106717

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

The time of dealing will be confirmed by Party A upon written request.  Barclays is regulated by the Financial Services Authority.  Barclays is acting for its own account in respect of this Transaction.

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the Transaction by responding within three (3) Business Days by promptly signing in the space provided below and both (i) faxing the signed copy to Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations, Fax +(44) 20-7773-6810/6857, Tel +(44) 20-7773-6901/6904/6965, and (ii) mailing the signed copy to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, Attention of Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operation.  Your failure to respond within such period shall not affect the validity or enforceability of the Transaction against you.  This facsimile shall be the only documentation in respect of the Transaction and accordingly no hard copy versions of this Confirmation for this Transaction shall be provided unless Party B requests such a copy.

Very truly yours,

Barclays Bank PLC

By:          /s/ Shain Kalmanowitz____________

                Name:     Shain Kalmanowitz

                Title:       Authorized Signatory

Party B, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the date hereof.

Citibank N.A., not individually, but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the WaMu Asset-Backed Certificates, WaMu Series 2007-HE4 Trust

By:          /s/ Valerie Delgado_______________

                Name:     Valerie Delgado

                Title:       Vice President

SCHEDULE I

(All such dates subject to No Adjustment)

From and including	To but excluding	Notional Amount (USD)
Effective Date	8/25/2007	524,642,334
8/25/2007	9/25/2007	520,722,369
9/25/2007	10/25/2007	515,540,657
10/25/2007	11/25/2007	509,258,334
11/25/2007	12/25/2007	501,912,247
12/25/2007	1/25/2008	499,624,122
1/25/2008	2/25/2008	496,307,516
2/25/2008	3/25/2008	492,075,715
3/25/2008	4/25/2008	486,949,225
4/25/2008	5/25/2008	480,724,126
5/25/2008	6/25/2008	471,665,665
6/25/2008	7/25/2008	459,681,060
7/25/2008	8/25/2008	446,128,454
8/25/2008	9/25/2008	433,159,917
9/25/2008	10/25/2008	421,007,221
10/25/2008	11/25/2008	409,617,555
11/25/2008	12/25/2008	398,916,565
12/25/2008	1/25/2009	388,728,139
1/25/2009	2/25/2009	379,039,822
2/25/2009	3/25/2009	369,890,168
3/25/2009	4/25/2009	361,229,875
4/25/2009	5/25/2009	356,449,998
5/25/2009	6/25/2009	199,941,011
6/25/2009	7/25/2009	186,603,143
7/25/2009	8/25/2009	174,959,160
8/25/2009	9/25/2009	165,736,539
9/25/2009	10/25/2009	157,964,190
10/25/2009	11/25/2009	151,220,225
11/25/2009	12/25/2009	145,208,689
12/25/2009	1/25/2010	139,746,100
1/25/2010	2/25/2010	134,668,466
2/25/2010	3/25/2010	129,799,784
3/25/2010	4/25/2010	125,139,211
4/25/2010	5/25/2010	120,382,728
5/25/2010	6/25/2010	114,361,033
6/25/2010	7/25/2010	113,644,020
7/25/2010	8/25/2010	107,104,581
8/25/2010	9/25/2010	103,018,139
9/25/2010	10/25/2010	99,240,494
10/25/2010	11/25/2010	95,748,289
11/25/2010	12/25/2010	92,519,667
12/25/2010	1/25/2011	89,437,176
1/25/2011	2/25/2011	86,606,224
2/25/2011	3/25/2011	83,876,050
3/25/2011	4/25/2011	81,406,306
4/25/2011	5/25/2011	79,013,942
5/25/2011	6/25/2011	76,688,518
6/25/2011	7/25/2011	74,451,266
7/25/2011	8/25/2011	72,263,821
8/25/2011	9/25/2011	70,136,310
9/25/2011	10/25/2011	68,044,937
10/25/2011	11/25/2011	66,002,139
11/25/2011	12/25/2011	64,008,240
12/25/2011	1/25/2012	62,063,810
1/25/2012	2/25/2012	60,168,973
2/25/2012	3/25/2012	58,322,234
3/25/2012	4/25/2012	56,544,005
4/25/2012	5/25/2012	54,837,911
5/25/2012	Termination Date	53,207,695

Annex A

Paragraph 13 of the Credit Support Annex

ANNEX A

ISDA®

CREDIT SUPPORT ANNEX

to the Schedule to the

ISDA Master Agreement

dated as of June 13, 2007 between

Barclays Bank PLC (hereinafter referred to as “Party A” or “Pledgor”)

and

Citibank, N.A., not individually, but solely as the supplemental interest trust trustee (the “Supplemental Interest Trust Trustee”) on behalf of the supplemental interest trust with respect to the WaMu Asset-Backed Certificates, WaMu Series 2007-HE4 Trust (the “Supplemental Interest Trust”) (hereinafter referred to as “Party B” or “Secured Party”).

For the avoidance of doubt, and notwithstanding anything to the contrary that may be contained in the Agreement, this Credit Support Annex shall relate solely to the Transaction documented in the Confirmation dated June 13, 2007 between Party A and Party B, Reference Number 1789071B.

Paragraph 13.  Elections and Variables.

(a)                 Security Interest for “Obligations”.  The term “Obligations” as used in this Annex includes the following additional obligations:

With respect to Party A: not applicable.

With respect to Party B: not applicable.

(b)                 Credit Support Obligations.

(i)                   Delivery Amount, Return Amount and Credit Support Amount.

(A)               “Delivery Amount” has the meaning specified in Paragraph 3(a), except that:

(I)            the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” shall be deleted and replaced with the words “not later than the close of business on each Valuation Date”,

(II)           the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.” shall be deleted in its entirety and replaced with the following:

“The “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the greatest of

(1)           the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party,

(2)           the amount by which (a) the Moody’s Credit Support Amount for such Valuation Date exceeds (b) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party, and

(III)         if, on any Valuation Date, the Delivery Amount equals or exceeds the Pledgor’s Minimum Transfer Amount, the Pledgor will Transfer to the Secured Party sufficient Eligible Credit Support to ensure that, immediately following such transfer, the Delivery Amount shall be zero.

(B)                “Return Amount” has the meaning specified in Paragraph 3(b), except that:

(I)            the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Credit Support Amount.” shall be deleted in its entirety and replaced with the following:

“The “Return Amount” applicable to the Secured Party for any Valuation Date will equal the least of

(1)           the amount by which (a) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date,

(2)           the amount by which (a) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s Credit Support Amount for such Valuation Date, and

(II)           in no event shall the Secured Party be required to Transfer any Posted Credit Support under Paragraph 3(b) if, immediately following such transfer, the Delivery Amount would be greater than zero.

(C)                “Credit Support Amount” shall not apply.  For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Credit Support Amount or the Moody’s Credit Support Amount, in each case  for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

(ii)                 Eligible Collateral.

On any date, the following items will qualify as “Eligible Collateral” (for the avoidance of doubt, all Eligible Collateral to be denominated in USD):

Collateral	S&P Approved Ratings Valuation Percentage	S&P Required Ratings Valuation Percentage	Moody's First Trigger Valuation Percentage	Moody's Second Trigger Valuation Percentage
(A) Cash	100%	80%	100%	100%
(B) Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of not more than one year	98.0%	78.4%	100%	100%
(C) Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of more than one year but not more than ten years	92.6%	74.1%	100%	94%
(D) Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of more than ten years	84.6%	67.7%	100%	87%

Notwithstanding the Valuation Percentages set forth in the preceding table, upon the first Transfer of Eligible Collateral under this Annex, the Pledgor may, at the Pledgor’s expense, amend the Valuation Percentages in relation to (B) through (D) above with the approval of the relevant rating agency (to the extent such rating agency is providing a rating for the Certificates), and upon such approval (as evidenced in writing), such Valuation Percentages shall supersede those set forth in the preceding table.

(iii)                Other Eligible Support.

The following items will qualify as “Other Eligible Support” for the party specified:

Not applicable.

(iv)               Threshold.

(A)               “Independent Amount” means zero with respect to Party A and Party B.

(B)                “Moody’s Threshold” means, with respect to Party A and any Valuation Date, if a Moody’s First Trigger Downgrade Event has occurred and is continuing and such Moody’s First Trigger Downgrade Event has been continuing (i) for at least 30 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

“S&P Threshold” means, with respect to Party A and any Valuation Date, if  an S&P Approved Ratings Downgrade Event has occurred and is continuing and such S&P Approved Ratings Downgrade Event has been continuing (i) for at least 10 Local Business Days or (ii) since this Annex was executed, zero; otherwise, infinity.

                                                  “Threshold” means, with respect to Party B and any Valuation Date, infinity.

(C)                “Minimum Transfer Amount” means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Certificate Principal Balance of any Certificates and the aggregate principal balance of any Notes rated by S&P is at the time of any transfer less than USD 50,000,000, the “Minimum Transfer Amount” shall be USD 50,000.

(D)                Rounding: The Delivery Amount will be rounded up to the nearest integral multiple of USD 10,000. The Return Amount will be rounded down to the nearest integral multiple of USD 10,000; provided, that if the Return Amount is equal to all Posted Credit Support held by the Secured Party, the Return Amount will not be rounded.

(c)                 Valuation and Timing.

(i)                   “Valuation Agent” means Party A; provided, however, that if an Event of Default shall have occurred with respect to which Party A is the Defaulting Party, Party B shall have the right to designate as Valuation Agent an independent party, reasonably acceptable to Party A, the cost for which shall be borne by Party A.  All calculations by the Valuation Agent must be made in accordance with standard market practice, including, in the event of a dispute as to the Value of any Eligible Credit Support or Posted Credit Support, by making reference to quotations received by the Valuation Agent from one or more Pricing Sources.

(ii)                 “Valuation Date” means each Local Business Day.

(iii)                “Valuation Time” means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.  The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the applicable Valuation Date (or in the case of Paragraph 6(d), the Local Business Day following the day on which such relevant calculations are performed).”

(iv)               “Notification Time” means 11:00 a.m., New York time, on a Local Business Day.

(d)                 Conditions Precedent and Secured Party’s Rights and Remedies.  The following Termination Events will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):  With respect to Party A: any Additional Termination Event with respect to which Party A is the sole Affected Party.  With respect to Party B: None.

(e)                 Substitution.

(i)                   “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)                 Consent.  If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d):  Inapplicable.

(f)                  Dispute Resolution.

(i)                   “Resolution Time” means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

(ii)                 Value.  Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P Value and Moody’s Value, on any date, of Eligible Collateral will be calculated as follows:

For Eligible Collateral other than Cash listed in Paragraph 13(b)(ii): the sum of (A) the product of (1)(x) the bid price at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the bid price for such securities quoted at the Valuation Time by any principal market maker for such securities selected by the Valuation Agent, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

For Cash, the amount thereof multiplied, in the case of the S&P Value, by the applicable S&P Valuation Percentage.

(iii)                Alternative.  The provisions of Paragraph 5 will apply.

(g)                 Holding and Using Posted Collateral.

(i)                   Eligibility to Hold Posted Collateral; Custodians.  Party B is not and will not be entitled to hold Posted Collateral.  Party B’s Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b).

Party B may appoint as Custodian (A) the entity then serving as Trustee or (B) any entity other than the entity then serving as Trustee if such other entity (or, to the extent applicable, its parent company or credit support provider) shall then have credit ratings from S&P at least equal to the Custodian Required Rating Threshold.  If at any time the Custodian does not have credit ratings from S&P at least equal to the Custodian Required Rating Threshold, the Trustee must within 60 days obtain a replacement Custodian with credit ratings from S&P at least equal to the Custodian Required Rating Threshold.

Initially, the Custodian for Party B is: The Supplemental Interest Trust Trustee.

(ii)                 Use of Posted Collateral.  The provisions of Paragraph 6(c) will not apply to Party B or its Custodian; provided, however, that if Party A delivers Posted Collateral in book-entry form, then Paragraph 6(c)(ii) will apply to Party B and its Custodian, and Party B and its Custodian shall have the rights specified in Paragraph 6(c)(ii).

(h)                 Distributions and Interest Amount.

(i)                   Interest Rate.  The “Interest Rate” will be the actual interest rate earned on Posted Collateral in the form of Cash that is held by Party B or its Custodian.  Posted Collateral in the form of Cash shall be invested in such overnight (or redeemable within two Local Business Days of demand) Permitted Investments rated at least (x) AAAm or AAAm-G by S&P and (y) Prime-1 by Moody’s or Aaa by Moody’s, as directed by Party A (unless (x) an Event of Default or an Additional Termination Event has occurred with respect to which Party A is the defaulting or sole Affected Party or (y) an Early Termination Date has been designated, in which case such Posted Collateral shall be held uninvested).  Gains and losses incurred in respect of any investment of Posted Collateral in the form of Cash in Permitted Investments as directed by Party A shall be for the account of Party A.

(ii)                 Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the second Local Business Day following the end of each calendar month and on any other Local Business Day on which Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b); provided, however, that the obligation of Party B to Transfer any Interest Amount to Party A shall be limited to the extent that Party B has earned and received such funds and such funds are available to Party B.  The last sentence of Paragraph 6(d)(ii) is hereby amended by adding the words “actually received by Party B but” after the words “Interest Amount or portion thereof”.

(iii)                Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) (as amended herein) will apply.

(iv)               Distributions.  Paragraph 6(d)(i) shall be deleted in its entirety and replaced with the following:

“Distributions.  Subject to Paragraph 4(a), if Party B receives Distributions on a Local Business Day, it will Transfer to Party A not later than the following Local Business Day any Distributions it receives to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose).”

(i)                   Additional Representation(s).  There are no additional representations by either party.

(j)                   Other Eligible Support and Other Posted Support.

(i)                   “Value” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(ii)                 “Transfer” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(k)                 Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

If to Party A:

5 The North Colonnade

Canary Wharf

London  E144BB, England

Attention:              Swaps Documentation

Facsimile No.:        44-20-777-36461

Telephone No.:     44-20-777-36810

If to Party B:

As set forth in the Agreement.

(l)                   Address for Transfers.  Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

Party A account details for holding collateral:

Correspondent: BARCLAYS BANK PLC NEW YORK

FEED: 026002574

Beneficiary: BARCLAYS SWAPS

Beneficiary Account: 050-01922-8

Party B’s Custodian account details for holding collateral:

Citibank, N.A.

New York, NY 10005

ABA #021000089

Acct. Name: Structured Finance Incoming Wire Account

Acct. No. 3617-2242

Ref. WAMU 07-HE4 Credit Support Annex Account 106726

(m)                Other Provisions.

(i)                   Collateral Account.  Party B shall open and maintain a segregated account and hold, record and identify all Posted Collateral in such segregated account.

(ii)                 Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term “Secured Party” as used in this Annex means only Party B, (b) the term “Pledgor” as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

(iii)                Calculation of Value.  Paragraph 4(c) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s Value”.  Paragraph 4(d)(ii) is hereby amended by (A) deleting the words “a Value” and inserting in lieu thereof “an S&P Value and a Moody’s Value” and (B) deleting the words “the Value” and inserting in lieu thereof “S&P Value and Moody’s Value”.  Paragraph 5 (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value or Moody’s Value”.  Paragraph 5(i) (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value and Moody’s Value”.  Paragraph 5(i)(C) is hereby amended by deleting the word “the Value, if” and inserting in lieu thereof “any one or more of the S&P Value or Moody’s Value, as may be”.  Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words “the Value” and inserting in lieu thereof “any one or more of the S&P Value or Moody’s Value” and (2) deleting the second instance of the words “the Value” and inserting in lieu thereof “such disputed S&P Value or Moody’s Value”.  Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word “Value” and inserting in lieu thereof “least of the S&P Value and Moody’s Value”.

(iv)               Form of Annex.  Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

(v)                 Events of Default.  Paragraph 7 will not apply to cause any Event of Default to exist with respect to Party B except that Paragraph 7(i) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.  Notwithstanding anything to the contrary in Paragraph 7, any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall only be an Event of Default if (A) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred.

(vi)               Expenses.  Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in maintenance and any Transfer of Eligible Collateral.

(vii)              Withholding.  Paragraph 6(d)(ii) is hereby amended by inserting immediately after “the Interest Amount” in the fourth line thereof  the words “less any applicable withholding taxes.”

 (viii)       Additional Definitions.  As used in this Annex:

“Custodian Required Rating Threshold” means, with respect to an entity, a short-term unsecured and unsubordinated debt rating from S&P of “A-1,” or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating from S&P of “A+”.

 “Exposure” has the meaning specified in Paragraph 12, except that (1) after the word “Agreement” the words “(assuming, for this purpose only, that Part 1(f)(i)(A)-(E) of the Schedule is deleted)” shall be inserted and (2) at the end of the definition of Exposure, the words “with terms that are, in all material respects, no less beneficial for Party B than those of this Agreement” shall be added.

“Local Business Day” means, for purposes of this Annex: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, New York and the location of Party A, Party B and any Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and the location of Party A, Party B and any Custodian.

“Moody’s Credit Support Amount” means, for any Valuation Date:

(A)          if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greater of (x) zero and (y) the sum of the Secured Party’s Exposure and the aggregate of Moody’s First Trigger Additional Amounts for all Transactions and such Valuation Date;

(B)           if the Moody’s Threshold for such Valuation Date is zero and a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, an amount equal to the greatest of (x) zero, (y) the aggregate amount of the Next Payments for all Next Payment Dates, and (z) the sum of the Secured Party’s Exposure and the aggregate of Moody’s Second Trigger Additional Amounts for all Transactions and such Valuation Date; or

(C)           if the Moody’s Threshold for such Valuation Date is infinity, zero.

“Moody’s First Trigger Additional Amount” means, for any Valuation Date and any Transaction,

the product of (i) the applicable Moody’s First Trigger Factor set forth in Table 1, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date.

“Moody’s First Trigger Downgrade Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s First Trigger Ratings Threshold.

 “Moody’s First Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s First Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

“Moody’s Second Trigger Additional Amount” means, for any Valuation Date and any Transaction,

(A)          if such Transaction is not a Transaction-Specific Hedge,

the product of (i) the applicable Moody’s Second Trigger Factor set forth in Table 2, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date;or

(B)           if such Transaction is a Transaction-Specific Hedge,

the product of (i) the applicable Moody’s Second Trigger Factor set forth in Table 3, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date;.

“Moody’s Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)          if the Moody’s Threshold for such Valuation Date is zero and (i) it is not the case that a Moody’s Second Trigger Downgrade Event has occurred and is continuing or (ii) a Moody’s Second Trigger Downgrade Event has occurred and is continuing and less than 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in the column headed “Moody’s First Trigger Valuation Percentage”, or

(B)           if a Moody’s Second Trigger Downgrade Event has occurred and is continuing and at least 30 Local Business Days have elapsed since such Moody’s Second Trigger Downgrade Event first occurred, the corresponding percentage for such Eligible Collateral in the column headed “Moody’s Second Trigger Valuation Percentage”.

“Moody’s Value” means, on any date and with respect to any Eligible Collateral the product of (x) the bid price obtained by the Valuation Agent and (y) the applicable Moody’s Valuation Percentage set forth in Paragraph 13(b)(ii).

“Next Payment” means, in respect of each Next Payment Date, the greater of (i) the aggregate amount of any payments due to be made by Party A under Section 2(a) on such Next Payment Date less the aggregate amount of any payments due to be made by Party B under Section 2(a) on such Next Payment Date (any such payments determined based on rates prevailing the date of determination) and (ii) zero.

“Next Payment Date” means each date on which the next scheduled payment under any Transaction is due to be paid.

“Pricing Sources” means the sources of financial information commonly known as Bloomberg, Bridge Information Services, Data Resources Inc., Interactive Data Services, International Securities Market Association, Merrill Lynch Securities Pricing Service, Muller Data Corporation, Reuters, Wood Gundy, Trepp Pricing, JJ Kenny, S&P and Telerate.

“Remaining Weighted Average Maturity” means, with respect to a Transaction, the expected weighted average maturity for such Transaction as determined by the Valuation Agent.

“S&P Approved Ratings Downgrade Event” means that no Relevant Entity has credit ratings from S&P at least equal to the S&P Approved Ratings Threshold.

“S&P Credit Support Amount” means, for any Valuation Date:

(A)          if the S&P Threshold for such Valuation Date is zero and it is not the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to the Secured Party’s Exposure;

(B)           if the S&P Threshold for such Valuation Date is zero and it is the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, an amount equal to 125% of the Secured Party’s Exposure; or

(C)           if the S&P Threshold for such Valuation Date is infinity, zero.

“S&P Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,

(A)          if the S&P Threshold for such Valuation Date is zero and it is not the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in the column headed “S&P Approved Ratings Valuation Percentage” or

(B)           if the S&P Threshold for such Valuation Date is zero and it is the case that an S&P Required Ratings Downgrade Event has occurred and been continuing for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in the column headed “S&P Required Ratings Valuation Percentage”.

“S&P Value” means, on any date and with respect to any Eligible Collateral, (A) in the case of Eligible Collateral other than Cash, the product of (x) the bid price obtained by the Valuation Agent for such Eligible Collateral and (y) the applicable S&P Valuation Percentage for such Eligible Collateral set forth in paragraph 13(b)(ii) and (B) in the case of Cash, the amount thereof  multiplied by the applicable S&P Valuation Percentage.

 “Transaction-Specific Hedge” means any Transaction that is (i) an interest rate swap in respect of which (x) the notional amount of the interest rate swap is “balance guaranteed” or (y) the notional amount of the interest rate swap for any Calculation Period (as defined in the related Confirmation) otherwise is not a specific dollar amount that is fixed at the inception of the Transaction, (ii) an interest rate cap, (iii) an interest rate floor or (iv) an interest rate swaption.

“Valuation Percentage” shall mean, for purposes of determining the S&P Value or Moody’s Value with respect to  any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage or Moody’s Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Paragraph 13(b)(ii).

“Value” shall mean, in respect of any date, the related S&P Value and the related Moody’s Value.

[Remainder of this page intentionally left blank]

Table 1

Moody’s First Trigger Factor

Remaining Weighted Average Life of Hedge in Years	Daily Collateral Posting
1 or less	0.15%
More than 1 but not more than 2	0.30%
More than 2 but not more than 3	0.40%
More than 3 but not more than 4	0.60%
More than 4 but not more than 5	0.70%
More than 5 but not more than 6	0.80%
More than 6 but not more than 7	1.00%
More than 7 but not more than 8	1.10%
More than 8 but not more than 9	1.20%
More than 9 but not more than 10	1.30%
More than 10 but not more than 11	1.40%
More than 11 but not more than 12	1.50%
More than 12 but not more than 13	1.60%
More than 13 but not more than 14	1.70%
More than 14 but not more than 15	1.80%
More than 15 but not more than 16	1.90%
More than 16 but not more than 17	2.00%
More than 17 but not more than 18	2.00%
More than 18 but not more than 19	2.00%
More than 19 but not more than 20	2.00%
More than 20 but not more than 21	2.00%
More than 21 but not more than 22	2.00%
More than 22 but not more than 23	2.00%
More than 23 but not more than 24	2.00%
More than 24 but not more than 25	2.00%
More than 25 but not more than 26	2.00%
More than 26 but not more than 27	2.00%
More than 27 but not more than 28	2.00%
More than 28 but not more than 29	2.00%
More than 29	2.00%

Table 2

Moody’s Second Trigger Factor for Interest Rate Swaps with Fixed Notional Amounts

Remaining Weighted Average Life of Hedge in Years	Daily Collateral Posting
1 or less	0.50%
More than 1 but not more than 2	1.00%
More than 2 but not more than 3	1.50%
More than 3 but not more than 4	1.90%
More than 4 but not more than 5	2.40%
More than 5 but not more than 6	2.80%
More than 6 but not more than 7	3.20%
More than 7 but not more than 8	3.60%
More than 8 but not more than 9	4.00%
More than 9 but not more than 10	4.40%
More than 10 but not more than 11	4.70%
More than 11 but not more than 12	5.00%
More than 12 but not more than 13	5.40%
More than 13 but not more than 14	5.70%
More than 14 but not more than 15	6.00%
More than 15 but not more than 16	6.30%
More than 16 but not more than 17	6.60%
More than 17 but not more than 18	6.90%
More than 18 but not more than 19	7.20%
More than 19 but not more than 20	7.50%
More than 20 but not more than 21	7.80%
More than 21 but not more than 22	8.00%
More than 22 but not more than 23	8.00%
More than 23 but not more than 24	8.00%
More than 24 but not more than 25	8.00%
More than 25 but not more than 26	8.00%
More than 26 but not more than 27	8.00%
More than 27 but not more than 28	8.00%
More than 28 but not more than 29	8.00%
More than 29	8.00%

Table 3

Moody’s Second Trigger Factor for Transaction-Specific Hedges

Remaining Weighted Average Life of Hedge in Years	Daily Collateral Posting
1 or less	0.65%
More than 1 but not more than 2	1.30%
More than 2 but not more than 3	1.90%
More than 3 but not more than 4	2.50%
More than 4 but not more than 5	3.10%
More than 5 but not more than 6	3.60%
More than 6 but not more than 7	4.20%
More than 7 but not more than 8	4.70%
More than 8 but not more than 9	5.20%
More than 9 but not more than 10	5.70%
More than 10 but not more than 11	6.10%
More than 11 but not more than 12	6.50%
More than 12 but not more than 13	7.00%
More than 13 but not more than 14	7.40%
More than 14 but not more than 15	7.80%
More than 15 but not more than 16	8.20%
More than 16 but not more than 17	8.60%
More than 17 but not more than 18	9.00%
More than 18 but not more than 19	9.40%
More than 19 but not more than 20	9.70%
More than 20 but not more than 21	10.00%
More than 21 but not more than 22	10.00%
More than 22 but not more than 23	10.00%
More than 23 but not more than 24	10.00%
More than 24 but not more than 25	10.00%
More than 25 but not more than 26	10.00%
More than 26 but not more than 27	10.00%
More than 27 but not more than 28	10.00%
More than 28 but not more than 29	10.00%
More than 29	10.00%

Annex B

Indemnification and Disclosure Agreement

INDEMNIFICATION AND DISCLOSURE AGREEMENT

THIS INDEMNIFICATION AND DISCLOSURE AGREEMENT dated June 13, 2007 (this “Agreement”) is between Washington Mutual Bank (the “Sponsor”) and Barclays Bank PLC (the “Swap Counterparty”).

WITNESSETH:

WHEREAS, the Sponsor intends to convey certain mortgage loans to WaMu Asset Acceptance Corp. (the “Depositor”), which in turn will convey these mortgage loans to WaMu Asset-Backed Certificates, WaMu Series 2007-HE4 (the “Issuing Entity”), of which Citibank, N.A. is the trustee (the “Trustee”) under a pooling and servicing agreement dated as of June 1, 2007 (the “Pooling Agreement”), among the Trustee, the Depositor, the Sponsor as seller and servicer, and Christiana Bank & Trust Company as Delaware Trustee;

WHEREAS, pursuant to the Free Writing Prospectus dated June 8, 2007 (the “Preliminary Prospectus Supplement”) and the Prospectus Supplement dated June 11, 2007, as amended or supplemented (together with the Free Writing Prospectus, the “Offering Documents”), the Sponsor intends to offer for sale certain of the WaMu Asset-Backed Certificates, WaMu Series 2007-HE4 (the “Certificates”); and

WHEREAS, the Swap Counterparty has agreed to enter into an interest rate swap agreement (the “Swap Agreement”) in connection with the issuance of the Certificates;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.         Definitions.

“Act” shall mean the Securities Act of 1933, as amended.

“Additional Information” shall mean the information set forth in Item 1115(b) of Regulation AB.

“Commission” shall mean the Securities and Exchange Commission.

“Controlling Person” shall mean the officers and directors, and each person, if any, who controls a party to this Agreement within the meaning of Section 15 of the Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Indemnified Party” shall mean a party to this Agreement (in its own right and on behalf of its related Controlling Persons) entitled to an indemnification under the terms of this Agreement.

“Indemnifying Party” shall mean a party to this Agreement obligated to indemnify an Indemnified Party under the terms of this Agreement.

“Regulation AB” shall mean Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Swap Counterparty Information” shall mean the information contained in the first paragraph under the caption “Description of the Certificates—The Swap Counterparty,” in the Offering Documents provided by or on behalf of the Swap Counterparty to the Sponsor or the Depositor for inclusion in the Offering Documents as of its respective date as set forth in Appendix 1.

Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling Agreement.

2.         Covenant to Provide Additional Swap Counterparty Information.  If at any time during a period that reports are being filed with respect to the Issuing Entity in accordance with the Exchange Act and the rules and regulations of the Commission, in the sole discretion of the Depositor or the Sponsor, the “aggregate significance percentage” as determined in accordance with Item 1115 of Regulation AB of all derivative instruments provided by the Swap Counterparty and any of its affiliates to the Issuing Entity is 8% or more, the Swap Counterparty shall within five (5) Business Days following receipt of request therefor demonstrate to the satisfaction of the Sponsor and the Depositor that it is able to provide the Additional Information required under Item 1115(b)(1) of Regulation AB for the Swap Counterparty (or for the group of affiliated entities, if applicable).  If the Swap Counterparty is unable to satisfy the Sponsor and the Depositor as to its ability to provide such information, the Swap Counterparty shall, at its option, within ten (10) Business Days following receipt of request therefor, (1) promptly post collateral satisfactory to the Sponsor and the Depositor in an amount sufficient to reduce the aggregate significance percentage to 7%, pursuant to a Credit Support Annex or similar agreement reasonably satisfactory to the Sponsor, the Depositor and the Trustee, or (2) at the sole expense of the Swap Counterparty, by a Permitted Transfer (as defined in the Swap Agreement), without any expense or liability to the Sponsor, the Depositor, the Trustee or the Issuing Entity, assign its rights and delegate its obligations under the Swap Agreement to a substitute counterparty reasonably acceptable to the Sponsor and the Depositor that (x) is able to provide such financial information and (y) enters into an agreement similar in form to this Agreement pursuant to which such substitute counterparty agrees to provide the required financial information.

If at any time during a period that reports are being filed with respect to the Issuing Entity in accordance with the Exchange Act and the rules and regulations of the Commission, in the sole discretion of the Depositor or the Sponsor, the “aggregate significance percentage” as determined in accordance with Item 1115 of Regulation AB of all derivative instruments provided by the Swap Counterparty and any of its affiliates to the Issuing Entity is 18% or more, the Swap Counterparty shall within five (5) Business Days following receipt of request therefor demonstrate to the satisfaction of the Sponsor and the Depositor that it is able to provide the Additional Information required under Item 1115(b)(2) of Regulation AB for the Swap Counterparty (or for the group of affiliated entities, if applicable), together with any necessary auditor’s consents.  If the Swap Counterparty is unable to satisfy the Sponsor and the Depositor as to its ability to provide such information and consents, the Swap Counterparty shall, at its option, within ten (10) Business Days following receipt of request therefor, (1) promptly post collateral satisfactory to the Sponsor and the Depositor in an amount sufficient to reduce the aggregate significance percentage to 17%, pursuant to a Credit Support Annex or similar agreement reasonably satisfactory to the Sponsor, the Depositor and the Trustee, or (2) at the sole expense of the Swap Counterparty, without any expense or liability to the Sponsor, the Depositor, the Trustee or the Issuing Entity, assign its rights and delegate its obligations under the Swap Agreement to a substitute counterparty reasonably acceptable to the Sponsor and the Depositor that (x) is able to provide such financial information and (y) enters into an agreement similar in form to this Agreement pursuant to which such substitute counterparty agrees to provide the required financial information and consents.  Any Additional Information furnished by the Swap Counterparty hereunder shall be incorporated by reference or otherwise in a form suitable for filing by the Depositor with the Commission via the Electronic Data Gathering and Retrieval System (EDGAR).  In addition, any such Additional Information shall be accompanied by any necessary auditor’s consents.

3.         Indemnification.

(a)        The Swap Counterparty hereby agrees to indemnify and hold harmless the Issuing Entity, the Depositor and the Sponsor, and each Controlling Person, if any, with respect to the Depositor or the Sponsor within the meaning of the Act (a “WaMu Indemnified Party”) against any losses, claims, damages or liabilities (including, but not limited to, reasonable attorneys fees and expenses) to which the Issuing Entity, the Depositor, the Sponsor or such WaMu Indemnified Party may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise directly out of or are based directly upon (w) any untrue statement of any material fact contained in the Swap Counterparty Information or any Additional Information as of the date of the Offering Documents, in the case of any Swap Counterparty Information, and as of the date of such Additional Information, in the case of any Additional Information, (x) the omission to state in the Swap Counterparty Information or any Additional Information a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date of the Offering Documents, in the case of any Swap Counterparty Information, and as of the date of such Additional Information, in the case of any Additional Information or (y) any failure of the Swap Counterparty to meet the obligations set forth in Section 2 hereof.  The Swap Counterparty’s sole liability for failure to meet the obligations set forth in Section 2 hereof shall be the reasonable costs and expenses of the Sponsor in negotiating with the Commission to justify the Sponsor’s inability to meet its filing requirements as the result of the Swap Counterparty’s failure to meet the obligations set forth in Section 2 hereof.

(b)        The Sponsor hereby agrees to indemnify and hold harmless the Swap Counterparty, and each Controlling Person, if any, with respect to the Swap Counterparty within the meaning of the Act (the “Swap Counterparty Indemnified Party”) against any losses, claims, damages or liabilities (including, but not limited to, reasonable attorneys fees and expenses) to which the Swap Counterparty or such Swap Counterparty Indemnified Party may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise directly out of or are based directly upon (x) any untrue statement of any material fact contained in the Offering Documents or any report filed pursuant to the Exchange Act (other than an untrue statement of material fact contained in the Swap Counterparty Information or any Additional Information as of the date of the Offering Documents, in the case of any Swap Counterparty Information, and as of the date of such Additional Information, in the case of any Additional Information), or (y) the omission to state in the Offering Documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (unless the material fact omitted would constitute Swap Counterparty Information or any Additional Information as of the date of the Offering Documents, in the case of any Swap Counterparty Information, and as of the date of such Additional Information, in the case of any Additional Information).

(c)        With respect to each claim for indemnification made hereunder, the Indemnified Party shall notify the Indemnifying Party in writing, giving notice of the nature of the claim, within a reasonable time after service of a summons, notice or other first legal process that shall have been served upon such Indemnified Party, but failure to notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party (i) on account of the indemnity contained in this Agreement, except to the extent that the Indemnifying Party has been materially prejudiced by such failure, or (ii) otherwise than on account of the indemnity contained in this Agreement.

(d)        The Indemnifying Party will be entitled to participate at its own expense in the defense or, if the Indemnifying Party so elects, to assume the defense of any suit brought to enforce any such liability, but if the Indemnifying Party elects to assume the defense, such defense shall be conducted by counsel reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party elects to assume the defense of any such suit and retain such counsel, the Indemnified Party or persons, defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless: (1) the Indemnifying Party shall have agreed to the retention of such counsel at the expense of the Indemnifying Party; or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party reasonably determines that representation of both by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one counsel (separate from its own counsel) for the Indemnified Party.

(e)        The Indemnifying Party shall not be liable to indemnify any person for any settlement of any claim effected without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of an Indemnified Party, which consent will not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity is or could have been sought hereunder by such Indemnified Party.

(f)         If the indemnification provided for in this Agreement is insufficient or unavailable to an Indemnified Party in respect of any losses, claims, damages, liabilities or judgments referred to herein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate equally to reflect (1) the relative fault and benefits of (a) the Indemnifying Party on the one hand and (b) the Indemnified Party on the other hand, as well as (2) any other relevant equitable considerations.

(g)        The Controlling Person of any Indemnified Party shall be an intended third-party beneficiary of this Agreement; provided, however, that any Controlling Person shall appoint its related Indemnified Party as its exclusive agent for, on behalf of, and in the name of such Controlling Person, to exercise any and all rights of such Controlling Person under this Agreement, without prejudice to the right of any Controlling Party to retain additional counsel at its own expense, as provided in this Agreement. In no event, however, will an Indemnifying Party be required to bear the expense of such additional counsel on the grounds that representation of both the Indemnified Party and its related Controlling Person by the same counsel would be inappropriate due to actual or potential differing interests between them.

4.         Survival of Terms.  The agreements, indemnities and representations of the parties hereto or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any parties hereto or any of the controlling persons referred to herein, and will survive the sale of the Certificates.

5.         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

6.         Counterparts; Successors and Assigns.  This Agreement may be executed in any number of counterparts, each of which (including any copy hereof delivered by facsimile) shall constitute one and the same original instrument, and either party hereto may execute this Agreement by signing any such counterpart.  This Agreement shall inure to the benefit of and be binding upon the Sponsor and the Swap Counterparty and their respective successors and assigns.  Notwithstanding the foregoing, no party hereto shall assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

7.         Third Party Beneficiary.  Each of the Issuing Entity and the Depositor shall be a third-party beneficiary hereof and shall be entitled to enforce the provisions hereof as if a party hereto.

[Signatures commence on following page]

EXECUTED as of the day and year first above written.

Barclays Bank PLC
By: /s/ Craig Orchant__________________ Name: Craig Orchant____________________ Title: Managing Director________________
By: ________________________________ Name: ________________________________ Title: ________________________________

WASHINGTON MUTUAL BANK, a savings association organized under the laws of the United States
By: /s/ Barbara Loper__________________ Name: Barbara Loper Title: Vice President

Appendix 1

Swap Counterparty Information

Barclays Bank PLC is a public limited company registered in England and Wales under number 1026167.  The liability of the members of Barclays Bank PLC is limited. It has its registered head office at 1 Churchill Place, London, E14 5HP. Barclays Bank PLC was incorporated on 7 August 1925 under the Colonial Bank Act 1925 and on 4 October 1971 was registered as a company limited by shares under the Companies Act 1948 to 1967. Pursuant to The Barclays Bank Act 1984, on 1 January 1985, Barclays Bank was re-registered as a public limited company and its name was changed from "Barclays Bank International Limited" to "Barclays Bank PLC".

Barclays Bank PLC and its subsidiary undertakings (taken together, the "Group") is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. The whole of the issued ordinary share capital of Barclays Bank PLC is beneficially owned by Barclays PLC, which is the ultimate holding company of the Group and one of the largest financial services companies in the world by market capitalisation.

The short term unsecured obligations of Barclays Bank PLC are rated A-1+ by Standard & Poor’s, P-1 by Moody’s and F1+ by Fitch Ratings Limited and the long-term obligations of Barclays Bank PLC are rated AA by Standard & Poor’s, Aa1 by Moody’s and AA+ by Fitch Ratings Limited.

Based on the Group’s audited financial information for the year ended 31 December 2006, the Group had total assets of £996,503 million (2005: £924,170 million), total net loans and advances (includes balances relating to both bank and customer accounts) of £313,226 million (2005: £300,001 million), total deposits (includes deposits from bank and customer accounts) of £336,316 million (2005: £313,811 million), and total shareholders’ equity of £27,106 million (2005: £24,243 million) (including minority interests of £1,685 million (2005: £1,578 million)).  The profit before tax of the Group for the year ended 31 December 2006 was £7,197 million (2005: £5,311 million) after impairment charges on loans and advances and other credit provisions of £2,154 million (2005: £1,571 million). The financial information in this paragraph is extracted from the audited Results Announcement of the Group for the year ended 31 December 2006.